K&L GATES LLP 1601 K STREET, N.W. WASHINGTON, DC 20006-1600 T 202.778.9000 F 202.778.9100

PRIVILEGED AND CONFIDENTIAL December 14, 2018

First Investors Life Series Funds
40 Wall Street
New York, New York 10005
Re:	Reorganizations to Combine Series of a Delaware Statutory Trust
Ladies and Gentlemen:
First Investors Life Series Funds, a Delaware statutory trust (“Trust”), on behalf of each of its segregated portfolios of assets (“series”) listed on Schedule A attached hereto (“Schedule A”),1 has requested our opinion as to certain federal income tax consequences of each Acquiring Fund’s proposed acquisition of the Target listed on Schedule A opposite its name (each, a “corresponding Target”) pursuant to a Plan of Reorganization and Termination that Trust duly adopted by resolution of its Board of Trustees at a meeting thereof duly called and held on April 18-19, 2018 (“Plan”).2  The Plan contemplates (1) each Acquiring Fund’s acquisition of all its corresponding Target’s Assets3 in exchange solely for the issuance to that Target of voting shares of beneficial interest (“shares”) in that Acquiring Fund and that Acquiring Fund’s assumption of all that Target’s Liabilities, followed by (2) that Target’s distribution of those shares pro rata to its Shareholders in complete liquidation thereof (for federal tax purposes), and (3) that Target’s termination as a series of the Trust and dissolution under Delaware law, all on the terms and conditions set forth in the Plan (all the foregoing

1  Each series listed under the heading “Targets” on Schedule A is referred to herein as a “Target”; each series listed under the heading “Acquiring Funds” thereon is referred to herein as an ”Acquiring Fund”; and each Target and Acquiring Fund is sometimes referred to herein as a “Fund.”
2  The minutes of that meeting include a resolution stating that the Plan “proposed to be adopted by” Trust (i.e., the form of the Plan) and discussed at that meeting is “authorized, approved and adopted in all respects, with such changes as the officers of [Trust], with the advice of counsel to [Trust], deem necessary or appropriate ….”
3  Each capitalized term that is not defined herein has the meaning ascribed thereto in the Plan.

PRIVILEGED AND CONFIDENTIAL

First Investors Life Series Funds
December 14, 2018

transactions involving each Acquiring Fund and its corresponding Target being referred to herein collectively as a “Reorganization”).
In rendering this opinion, we have examined (1) the Plan, (2) the Combined Information Statement and Prospectus dated November 9, 2018, regarding the Reorganizations that was furnished to the Targets’ shareholders (“Statement”), (3) the letter to those shareholders that accompanied the Statement, and (4) other documents we have deemed necessary or appropriate for the purposes hereof (collectively, “Documents”).  We have assumed, for those purposes, the accuracy and completeness of the information contained in all the Documents.  As to various matters of fact material to this opinion, we have assumed satisfaction of all the conditions set forth in paragraph 4 of the Plan and have treated them as representations and warranties Trust made to us, on which we have relied, exclusively and without independent verification (with your permission) (all as contemplated in paragraph 4.3(q) thereof).4  We have assumed that any Representation made “to the knowledge and belief” (or similar qualification) of any person or party is, and as of the close of business on the date hereof (“Effective Time”) will be, correct without that qualification.  We have also assumed that as to all matters for which a person or entity has represented that the person or entity is not a party to, does not have, or is not aware of any plan, intention, understanding, or agreement, there is and was no such plan, intention, understanding, or agreement.  Finally, we have assumed that the Documents and the Representations present all the material and relevant facts relating to the Reorganization.
OPINION
With respect to each Reorganization and the Funds participating therein and the Shareholders thereof, it is our opinion that, based solely on the facts set forth in the Documents and the assumptions described above and conditioned on (1) all the Representations’ being true and complete at the Effective Time and (2) the Reorganization’s being consummated in accordance with the Plan (without the waiver or modification of any terms or conditions thereof and without taking into account any amendment thereof that we have not approved), for federal income tax purposes:
(1)     Target’s transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the

4 That paragraph provides that, in rendering this opinion, we “may assume satisfaction of all the conditions set forth in … paragraph 4 [of the Plan], which [we] may treat as representations and warranties the Trust made to [us], may assume the truthfulness and completeness of all statements in the introductory unnumbered paragraphs [thereof], and may rely as to factual matters, exclusively and without independent verification, on those representations and warranties … and statements …” (each, a “Representation”).

PRIVILEGED AND CONFIDENTIAL

First Investors Life Series Funds
December 14, 2018

Liabilities, followed by Target’s distribution of those shares pro rata to the Shareholders actually or constructively in exchange for their Target Shares and in complete liquidation of Target, will qualify as a “reorganization” (as defined in section 368(a)(1)(D)5), and each Fund will be “a party to a reorganization” (within the meaning of section 368(b));

(2)     Target will recognize no gain or loss on the transfer of the Assets to Acquiring Fund in exchange solely for Acquiring Fund Shares and Acquiring Fund’s assumption of the Liabilities or on the subsequent distribution of those shares to the Shareholders in exchange for their Target Shares;

(3)     Acquiring Fund will recognize no gain or loss on its receipt of the Assets in exchange solely for Acquiring Fund Shares and its assumption of the Liabilities;

(4)     Acquiring Fund’s basis in each Asset will be the same as Target’s basis therein immediately before the Reorganization, and Acquiring Fund’s holding period for each Asset will include Target’s holding period therefor (except where Acquiring Fund’s investment activities have the effect of reducing or eliminating an Asset’s holding period);

(5)     A Shareholder will recognize no gain or loss on the exchange of all its Target Shares solely for Acquiring Fund Shares pursuant to the Reorganization; and

(6)     A Shareholder’s aggregate basis in the Acquiring Fund Shares it receives in the Reorganization will be the same as the aggregate basis in its Target Shares it actually or constructively surrenders in exchange for those Acquiring Fund Shares; and its holding period for those Acquiring Fund Shares will include, in each instance, its holding period for those Target Shares, provided the Shareholder holds the latter as capital assets at the Effective Time.

Notwithstanding anything herein to the contrary, we express no opinion as to the effect of any Reorganization on either Fund participating therein or any Shareholder thereof with respect to any Asset as to which any unrealized gain or loss is required to be recognized for federal income tax purposes at the end of a taxable year (or on the termination or transfer thereof) under a mark-to-market system of accounting.

5  “Section” references are to the Code.

PRIVILEGED AND CONFIDENTIAL

First Investors Life Series Funds
December 14, 2018

Our opinion is based on, and is conditioned on the continued applicability of, the provisions of the Code and the Regulations in existence on the date hereof and judicial decisions and rulings and other pronouncements of the IRS publicly available on that date.  All the foregoing authorities are subject to change or modification that can be applied retroactively and thus also could affect the conclusions expressed herein; we assume no responsibility to update our opinion after the date hereof with respect to any such change or modification.  Our opinion represents our best judgment regarding how a court would decide the issues addressed herein and is not binding on the IRS or any court.  Moreover, our opinion does not provide any assurance that a position taken in reliance thereon will not be challenged by the IRS, and although we believe that our opinion would be sustained by a court if challenged, there can be no assurances to that effect.
Our opinion addresses only the specific federal income tax consequences of the Reorganizations set forth above and does not address any other federal, or any state, local, or foreign, tax consequences of the Reorganizations or any other action (including any taken in connection therewith).  Our opinion also applies only to the extent each Fund is solvent, and we express no opinion about the tax treatment or consequences of a Reorganization if either Fund participating therein is insolvent.  Finally, our opinion is solely for the addressee’s information and use and may not be relied on for any purpose by any other person without our express written consent.
Very truly yours,
/s/ K&L GATES LLP

K&L GATES LLP

SCHEDULE A

TARGETS	ACQUIRING FUNDS
First Investors Life Series Balanced Income Fund	First Investors Life Series Total Return Fund
First Investors Life Series Government Fund	First Investors Life Series Limited Duration Bond Fund